Exhibit 10.62

August 13, 2003

David E. Pertl, Senior Vice President & Chief Financial Officer

Fresh Choice, Inc.

485 Cochrane Circle

Morgan Hill, Ca 95037

Dear David,

In response to your recent request, Mid-Peninsula Bank, subject to your acceptance and acknowledgement, hereby agrees to amend our Revolving Loan Agreement with Fresh Choice, Inc. dated October 5, 2001 (as amended June 3, 2002 and subsequently amended December 10, 2002) as follows:

•                  Section 4.8                              Other Ratio.

Maintain a ratio, as of the end of each fiscal quarter of Borrower, as measured on a rolling four fiscal quarter basis, of (x) the amount of Borrower’s annual Net Income adjusted to exclude any non-cash income and to exclude expenses for interest, taxes, depreciation, amortization, asset impairment, and restaurant opening costs; less the amount of dividends and distributions paid to shareholders of Borrower, to (y) the amount of the current portion of long-term obligations as reflected on Borrower’s most recent balance sheet plus the amount of the interest expense for the preceding four fiscal quarters, that is equal to or greater than 2.00 to 1.  Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.

Please sign and return the acknowledgement copy to this letter to me to confirm your acceptance of the above modifications on behalf of Fresh Choice, Inc.  In addition, your acknowledgement will confirm to Mid-Peninsula Bank that, except as expressly changed by this agreement, the terms of the original obligations of Fresh Choice, Inc. to Mid-Peninsula Bank, including all agreements evidencing or securing the obligations, remain unchanged and in full force and effect.

Sincerely,

/s/ Joe Stafford

Joe Stafford
Senior Vice President

Acknowledged and Accepted by:
Fresh Choice, Inc.
By:

/s/ David E. Pertl
David E. Pertl, Senior Vice President & Chief Financial Officer